Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No.333-135104 and No. 333-146230 on Form S-4, in Registration Statement No. 333-25379, No. 333-39070, No. 333-112427, No. 333-120716 and No. 333-156268 on Form S-8, and in Registration Statement Nos. 333-159655 and 333-156270 on Form S-3 of our report dated February 28, 2008, October 21, 2008 as to Note R, relating to the consolidated financial statements of Tesoro Corporation appearing in the Annual Report on Form 10-K of Tesoro Corporation for the year ended December 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 1, 2010